                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            OVERSEAS PARTNERS, LTD.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                            OVERSEAS PARTNERS LTD.

                       CRAIG APPIN HOUSE, WESLEY STREET
                            HAMILTON HM GX, BERMUDA

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                                 MAY 28, 1997

To Our Shareowners:

  The Annual Meeting of Shareowners of Overseas Partners Ltd. ("Overseas" or the "Company"), a Bermuda Company, will be held at the Hamilton Princess Hotel, Hamilton, Bermuda, on May 28, 1997, at 9:00 A.M., for the following purposes:
    1. To elect a Board of Directors;
    2. To appoint Deloitte & Touche, Chartered Accountants, as auditors for Overseas for the year ending December 31, 1997; and
    3. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 31, 1997 as the record date for the determination of shareowners entitled to notice of and to vote at the meeting.

  By order of the Board of Directors.

                                          Thomas E. Butler
                                           Secretary

Hamilton, Bermuda
April 18, 1997

  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, KINDLY SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. IF YOUR SHARES ARE HELD IN CUSTODY BY FIRST UNION NATIONAL BANK, FORMERLY FIRST FIDELITY BANK, KINDLY SIGN AND RETURN THE ENCLOSED LETTER OF INSTRUCTION, OR FOLLOW THE DIRECTIONS HEREIN FOR OBTAINING A PROXY, TO ASSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

                            OVERSEAS PARTNERS LTD.

                       CRAIG APPIN HOUSE, WESLEY STREET          APRIL 18, 1997
                            HAMILTON HM GX, BERMUDA

                                PROXY STATEMENT

  The accompanying proxy is solicited by the Board of Directors ("Board") of Overseas Partners Ltd., a Bermuda Company ("Overseas"), for the Annual Meeting of Shareowners to be held on May 28, 1997, and is being mailed with this Proxy Statement to shareowners on or about April 18, 1997. The person giving the proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of Overseas, by submitting a subsequent proxy or by voting in person at the meeting. The expense of proxy solicitation will be paid by Overseas. In addition to solicitation by mail, proxies may be personally solicited at the direction of Overseas' officers, for which no additional expense is anticipated.

  Overseas had 132,000,000 shares of Common Stock, $.10 par value ("Common Stock" or "Overseas Common Stock"), outstanding and entitled to vote at the close of business on March 31, 1997. These shares are the only securities of Overseas entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote, except that under Overseas' Bye-laws the voting rights of any shareowner or shareowners acting as a group (other than certain shareowners set forth in Overseas' Bye-laws) who beneficially own more than 10 percent of the voting stock would be scaled back so that such shareowners would be entitled to cast only one one-hundredth of a vote with respect to each share owned in excess of 10 percent. Only shareowners of record at the close of business on March 31, 1997 will be entitled to vote.

  It is intended that all shares of Common Stock represented by proxies properly executed in the accompanying form, unless otherwise specified thereon, will be voted FOR the election of the persons nominated by the Board to be directors and FOR the appointment of Deloitte & Touche as auditors.

  Saul & Co., nominee for First Union National Bank, P.O. Box 41784, Philadelphia, PA 19101-1784 is the record owner of 98,684,261 shares, constituting 74.76% of the outstanding Overseas Common Stock as of March 31, 1997. Such shares are held by First Union as custodian for shareowners who have not elected to have their shares distributed to them. First Union will forward this notice of meeting and proxy statement to the beneficial owners of the shares so held.

  Owners of Common Stock held by First Union National Bank ("First Union") as custodian may direct the voting of their shares by executing and returning to First Union before May 21, 1997, the Letter of Instruction which they receive along with this notice of meeting and proxy statement. An owner of shares who wishes to vote his or her shares in person at the meeting may request First Union to issue a proxy to him or her for the number of shares held for his or her account. Such request must be received by First Union prior to May 21, 1997. Shares for which no instructions or requests for proxies are timely received will be voted by First Union. First Union has advised Overseas that it intends to vote such shares FOR the election of the persons nominated by the Board to be directors and FOR the appointment of auditors.

  As used in this Proxy Statement, "dollars" and "$" refer to United States dollars.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  A Board of six directors will be elected at the Annual Meeting. All of the current directors have been nominated for re-election by the Board. The directors elected at the Annual Meeting will serve until the next Annual Meeting and until the election and qualification of their successors, or until their appointment is terminated in accordance with Overseas' Bye-laws.

  The Board has no reason to anticipate that any nominee will decline or be unable to serve. In case any nominee does decline or is unable to serve, proxies may be voted for the election of a substitute nominee or the Board may elect to reduce the number of directors to be elected at the Annual Meeting and to fill any resulting vacancies on the Board subsequent to the Annual Meeting. Under Bermuda law, a quorum of directors must ordinarily be resident in Bermuda. Overseas' Bye-laws provide that two directors shall constitute a quorum.

  Set forth below is certain biographical information concerning each of the nominees for election as director.
-------------------------------------------------------------------------------

                 BRUCE M. BARONE           Age 48           Director since 1995

                   Bruce has been President and Chief Executive Officer of
                 Overseas since December 20, 1995. Previously, he served as Senior Vice President and Chief Operating Officer since 1991, and as Vice President and member of the Executive Committee since before 1990. Bruce has been associated with Overseas since its incorporation in 1983. He became an employee of Overseas on January 1, 1995. Previously, he was Vice President--Financial Planning of United Parcel Service of America, Inc. ("UPS") since before 1990. He holds an MBA from the Graduate School of Business of Columbia University and is a Certified Public Accountant.
LOGO
-------------------------------------------------------------------------------

                 ROBERT J. CLANIN          Age 53           Director since 1994

                   Prior to becoming a director, Bob served as Vice President of Overseas from June 1990 to August 1994. He has been Senior Vice President, Treasurer and Chief Financial Officer of UPS since 1994. Previously, he was Finance Manager of UPS from November 1990 and Treasury Manager of UPS since May 1989. He is also a director of UPS.
LOGO
-------------------------------------------------------------------------------

                 JOSEPH M. PYNE           Age 49            Director since 1995

                   Joe is Senior Vice President --  Corporate Marketing for
                 UPS. In this capacity, he directs UPS's worldwide marketing efforts in the U.S. and in more than 200 countries and territories served by UPS. Previously, he has served as Vice President -- U.S. Marketing at UPS. He began his UPS career in 1969 and was promoted to North Central region Business Development Manager in 1984. In 1989 he became National Marketing Planning Manager, and later he headed Marketing for U.S. ground and air delivery services.
LOGO
-------------------------------------------------------------------------------

                 CYRIL E. RANCE           Age 62            Director since 1995

                   Cyril was President and Chief Executive Officer of a large
                 Bermuda insurer until his retirement in 1990. He has more
                 than 40 years experience in all aspects of the insurance industry. He also has had a long and varied career in civic and government service, including 10 years as a member of the Bermuda Parliament. He is a director of Exel Limited, an insurance holding company, and of several exempt companies registered in Bermuda.
LOGO
-------------------------------------------------------------------------------

                 EDWIN H. REITMAN          Age 54           Director since 1991

                   Ed became non-executive Chairman of the Board of Directors on December 20, 1995. Previously, he served as President and Chief Executive Officer since 1991. Ed has been President of UPS Europe since April 1995. In that capacity, he has overall responsibility for UPS's operations in Europe, Africa and the Middle East. Prior to his present assignment, Ed was Manager of the UPS Legal Department since 1989.
LOGO
-------------------------------------------------------------------------------

                 WALTER A. SCOTT           Age 59           Director since 1995

                   Prior to his retirement in September 1994, Walter served as
                 Chairman, President and Chief Executive Officer of ACE Ltd., an excess casualty insurer based in Bermuda. He has served as a director of ACE since 1989 and as a consultant to the Company after his retirement until September 1996. Prior to 1989, Walter served in various senior positions with
                 Primerica Corporation, a diversified financial services
                 company.
LOGO
-------------------------------------------------------------------------------

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Set forth below is information relating to the beneficial ownership of Overseas Common Stock by (i) each person known to Overseas to own more than five percent of the outstanding shares, (ii) each nominee and director, (iii) the Chief Executive Officer and (iv) all directors and executive officers as a group:

                                COMMON STOCK HELD AS OF MARCH 31, 1997(1)
                             --------------------------------------------------
                                          ADDITIONAL SHARES
                                            IN WHICH THE
                                             DIRECTOR OR
                                SHARES         NOMINEE
                             BENEFICIALLY      HAS, OR
                                OWNED,    PARTICIPATES IN,
                             DIRECTLY OR    THE VOTING OR
                              BY FAMILY      INVESTMENT       TOTAL SHARES AND
           NAME               MEMBERS(2)      POWER(3)        PERCENT OF CLASS
           ----              ------------ -----------------   -----------------
Bruce M. Barone
 Craig Appin House
 Wesley Street
 Hamilton HM GX, Bermuda...     28,499                0          28,499  (.02%)
Robert J. Clanin
 55 Glenlake Parkway, NE
 Atlanta, GA 30328.........     26,967        5,627,429(a)(b) 5,654,396 (4.28%)
Joseph M. Pyne
 55 Glenlake Parkway, NE
 Atlanta, GA 30328.........     19,326                0          19,326  (.01%)
Cyril E. Rance
 Blue Anchorage
 Point Shares
 Pembroke HM 05, Bermuda...        500                0             500  (.00%)
Edwin H. Reitman
 Avenue Ariane 5
 B-1200 Brussels
 Belgium...................     32,347                0          32,347  (.02%)
Walter A. Scott
 c/o Ace Limited
 The Ace Building
 Woodbourne Avenue
 Hamilton HM 08, Bermuda...        500                0             500  (.00%)
All directors and executive
 officers as a group (8)
 (including the above).....    151,857        5,627,429(4)    5,779,286 (4.38%)

-----------
(1) These holdings are reported in accordance with regulations of the Securities and Exchange Commission ("SEC") requiring the disclosure of shares as to which directors and officers hold voting or disposition power, notwithstanding the fact that they are held in a fiduciary, rather than a personal, capacity and that the power is shared among a number of fiduciaries including, in several cases, corporate trustees, directors or other persons who are neither officers nor directors of Overseas.
(2) The amounts shown in this column include an aggregate of 26,371 shares owned by or held in trust for members of the families of Messrs. Barone, Butler, Clanin, and Schmidt as to which they disclaim all beneficial ownership.
(3) Neither the directors, nominees, other officers nor members of their families, have any ownership rights in the shares listed in this column. Of the shares (a) 5,290,267 shares are owned by a charitable foundation on whose Board of Trustees Mr. Clanin and other persons serve and (b) 337,162 shares are held by a charitable foundation of which Mr. Clanin and other persons are trustees. See note 4 below.
(4) This number reflects the total number of shares held in a fiduciary capacity after adjustment to eliminate duplications.

  There were approximately 78,560 holders of Common Stock as of March 31, 1997.

MEETINGS OF THE BOARD OF DIRECTORS

  The Overseas Board of Directors held four meetings during 1996. Each director attended all of the meetings of the Board of Directors during 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Overseas Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and an Underwriting Committee.

  Messrs. Barone, Clanin and Reitman, each of whom is an officer and/or director of Overseas, presently constitute the Executive Committee of the Board. Mr. Clanin is Chairman of the Executive Committee. This Committee has been authorized by the Board of Directors of Overseas to exercise all of the powers of the Board except those acts which by law must be performed by the Board itself. The Executive Committee held five meetings during 1996. Messrs. Clanin and Reitman attended less than 75% of the meetings of the Executive Committee during 1996.

  Messrs. Pyne, Clanin and Rance, with Mr. Pyne as Chairman constitute the members of the Audit Committee. The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the Company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors. Both the internal auditors and the independent auditors periodically meet with the Audit Committee and have unrestricted access to the Audit Committee. During 1996 the Chief Executive Officer periodically sat as an ex officio member of this Committee but did not participate in discussions on audit matters or in private sessions with internal or external audit personnel. The Audit Committee met twice in 1996.

  Messrs. Clanin, Reitman and Scott, with Mr. Clanin as Chairman, constitute the members of the Compensation Committee. The Compensation Committee is responsible: (i) to recommend to the Board of Directors the appropriate compensation of outside directors; (ii) to determine the compensation of the Chief Executive Officer; and (iii) to approve the compensation of the other officers of Overseas and its subsidiaries upon recommendation of the Chief Executive Officer. The Compensation Committee met two times in 1996.

  Messrs. Clanin, Reitman and Scott, with Mr. Reitman as Chairman, constitute the members of the Nominating Committee. This Committee is responsible for the recommendation of director nominees to the Board of Directors and will consider nominees recommended by shareowners. Shareowners may submit their recommendations in writing to the attention of the Secretary of Overseas. The Committee will consider nominations for the 1998 annual meeting if they are received by the Secretary not later than January 16, 1998. The Nominating Committee met two times in 1996.

  The Underwriting Committee assists in the development of underwriting standards and strategy for "Other Reinsurance" appropriate for Overseas; evaluates all new and renewing reinsurance programs and recommends their approval to the Board of Directors; and reviews each reinsurance program's expected results and past performance. The members of the Committee are Messrs. Barone, Rance and Scott, with Mr. Barone as Chairman. The Underwriting Committee met four times in 1996.

                           COMPENSATION OF DIRECTORS

  Directors who are employees of Overseas receive no additional compensation for their service as directors or as members of committees appointed by the Board of Directors. Other directors receive an annual fee of $40,000. Members of the Audit, Compensation, Nominating and Underwriting Committees who are not employees of Overseas receive an additional fee of $1,250 for each Committee meeting they attend.

           COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors has furnished the following report on Executive Compensation:

  The Compensation Committee of the Board of Directors has responsibility for determining the compensation of the Chief Executive Officer and for approving the compensation of the other officers of Overseas and its subsidiaries upon recommendation of the CEO. Overall compensation currently includes salary, bonus and stock appreciation rights. The Committee also determines cost of living allowances paid to executive officers resident in Bermuda. The Committee is assisted in carrying out its responsibility by Overseas management and by outside consultants.

  In determining appropriate compensation levels, the Committee reviews data received from a consultant concerning compensation for comparable positions at reinsurance and real estate investment companies in Bermuda and the United States. The 1996 compensation of Overseas' executive officers was less than the 20th percentile of companies studied. Companies studied are not limited to those in the Standard & Poor's 500 Index and the Standard & Poor's Multi-Line Insurance Companies Index used in the performance charts following this report.

  All elements of the current compensation package are payable in cash. With respect to the salaries and bonuses of the CEO and other executive officers, the Committee does not employ formulas but instead exercises its judgment based on considerations including overall responsibilities, experience and ability, individual performance and past compensation. Objective corporate performance standards are not used in determining the salaries and bonuses of executive officers, including the CEO.

  Awards under the Stock Appreciation Rights Plan are long-term awards intended to promote continuity of employment. The number of performance units comprising each award is determined by a formula based on the salary of the recipient at the time of grant. The amount received upon exercise of the award depends on the performance of Overseas Common Stock over the five-year period between grant and exercise.

  Cost of living allowances are intended to permit executive officers who relocate to Bermuda from the United States to maintain a comparable standard of living.

                                          The Compensation Committee

                                          Robert J. Clanin, Chairman
                                          Edwin H. Reitman
                                          Walter A. Scott

  The following table shows cash compensation paid or to be paid by Overseas or any of its subsidiaries in 1996 and 1995 to its Named Executive Officers in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                   ------------
                                    ANNUAL COMPENSATION
                          ----------------------------------------    STOCK
NAME AND PRINCIPAL                                      OTHER      APPRECIATION
POSITION                  YEAR(1)  SALARY   BONUS  COMPENSATION(2)    RIGHTS
------------------        ------- -------- ------- --------------- ------------
Bruce M. Barone..........
 President and Chief       1996   $212,500 $57,300     $54,001        13,267
 Executive Officer         1995   $179,500 $44,200         -0-         5,794
Thomas E. Butler.........
 Vice President and        1996   $120,000 $34,762         -0-         3,996
 Secretary(3)              1995   $113,750 $29,750         -0-         4,056
Leopold A. Schmidt.......
 Vice President and        1996   $112,500 $30,560     $27,906         3,747
 Treasurer(3)              1995   $100,000 $23,460         -0-         3,566

-----------
(1) Messrs. Barone, Butler and Schmidt began their employment with Overseas and its subsidiaries on January 1, 1995.
(2) Other compensation consists of cost of living allowances paid to executive officers relocated to Bermuda. These allowances are intended to permit such executives to maintain comparable living standards. Messrs. Barone and Schmidt became Bermuda residents in September and November of 1996, respectively. Mr. Butler became a Bermuda resident in January 1997.
(3) Messrs. Butler and Schmidt were designated Executive Officers of Overseas on March 14, 1996.

                      STOCK APPRECIATION RIGHTS -- GRANTS

  The following table sets forth information concerning stock appreciation rights granted to the Executive Officers in 1996 and 1995:

                                                                           POTENTIAL REALIZED
                                                                                VALUE AT
                                       % OF TOTAL                             ASSUMED RATES
                                         RIGHTS                               OF OPL STOCK
                              RIGHTS    GRANTED    APPRECIATION EXPIRATION    APPRECIATION
NAME                     YEAR GRANTED TO EMPLOYEES   BASE(1)     DATE(2)     FOR RIGHTS TERM
----                     ---- ------- ------------ ------------ ---------- -------------------
                                                                              5%        10%
                                                                           --------- ---------
Bruce M. Barone......... 1996 13,267      51%         $12.00     9/30/01     $44,046   $97,247
                         1995  5,794      31%         $ 9,88     9/30/00     $15,817   $34,938
Thomas E. Butler........ 1996  3,996      15%         $12.00     9/30/01     $13,267   $29,291
                         1995  4,056      22%         $ 9.88     9/30/00     $11,073   $24,458
Leopold A. Schmidt...... 1996  3,747      14%         $12.00     9/30/01     $12,440   $27,466
                         1995  3,566      19%         $ 9.88     9/30/00     $ 9,735   $21,503

-----------
(1) Represents the price of Overseas Common Stock on the date of grant On November 20, 1996, the Overseas Board of Directors amended the Overseas Stock Appreciation Rights Plan and all outstanding awards thereunder to change the Reference Company Stock from United Parcel Service of America, Inc. Common Stock to Overseas Common Stock. At the same time, the number of Rights applicable to each award was reduced so that the value realized upon exercise of the Rights would remain approximately the same.
(2) Generally, Rights may not be exercised until the expiration of five years from the date of grant and then only during a 30-day period following the mailing of OPL's Annual Report on Form 10-K for the prior year.

                STOCK APPRECIATION RIGHTS EXERCISE AND HOLDINGS

  The following table sets forth information concerning Stock Appreciation Rights exercised in 1996 by the Named Executive Officers and the value of their unexercised Rights on December 31, 1996:

            AGGREGATED STOCK APPRECIATION RIGHTS EXERCISES IN 1996
                           AND YEAR-END RIGHTS VALUE

                                         NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                          RIGHTS AT 12/31/96        RIGHTS AT 12/31/96
                         CASH REALIZED ------------------------- -------------------------
NAME                     UPON EXERCISE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------- ----------- ------------- ----------- -------------
Bruce M. Barone.........    $35,873        -0-        40,612         -0-       $201,685
Thomas E. Butler........    $22,513        -0-        22,022         -0-       $121,602
Leopold A. Schmidt......    $18,448        -0-        13,810         -0-       $ 66,925

RETIREMENT PLANS

  The following table shows the estimated annual retirement benefit payable on a single life only annuity basis to participating employees, including the Named Executive Officers, under Overseas' Retirement Plan and Coordinating Benefit Plan (the "Plans") at age 65 who are also entitled to receive $14,988 per year (maximum currently payable in primary Social Security benefits):

                              PENSION PLAN TABLE

                         ESTIMATED ANNUAL RETIREMENT BENEFITS (AS OF 12/31/96)
                                   FOR YEARS OF SERVICE(1)(2)(3)(4)
   AVERAGE              -------------------------------------------------------
REMUNERATION              15 YEARS      20 YEARS      25 YEARS      30 YEARS
------------            ------------- ------------- ------------- -------------
$  100,000.............      $ 21,253      $ 28,334      $ 35,424      $ 42,506
$  125,000.............      $ 27,503      $ 36,667      $ 45,842      $ 55,006
$  150,000.............      $ 33,753      $ 44,999      $ 57,509      $ 67,506
$  175,000.............      $ 40,003      $ 53,332      $ 66,677      $ 80,006
$  200,000............. $      46,253 $      61,644      $ 77,094 $      92,505
$  250,000............. $      58,752 $      78,329      $ 97,927      $117,506
$  300,000............. $      71,253 $      94,994      $118,764      $142,506
$  350,000............. $      83,753 $     111,659      $139,599      $167,505
$  400,000............. $      96,252 $     128,324      $160,434      $192,506
$  450,000.............      $108,753      $144,989      $181,269      $217,506
$  500,000.............      $121,253 $     161,654      $202,104      $242,506
$  600,000.............      $146,253 $     194,984      $243,774      $292,506
$  700,000.............      $171,253      $228,314      $285,444      $342,506
$  800,000.............      $196,253      $261,644      $327,114      $392,506
$  900,000.............      $221,253      $294,974      $368,784      $442,506
$1,000,000.............      $246,253      $328,304      $410,454      $492,506
$1,100,000.............      $271,253      $361,634      $452,124      $542,506
$1,200,000.............      $296,253      $394,964      $493,794      $592,506

-----------
(1) Under the Overseas' Retirement Plan, participants receive credit for prior service with UPS. In the case of participants with UPS deferred vested benefits, Overseas is responsible for the difference between the amounts shown above and the amounts such participants receive from UPS at retirement.
(2) Amounts exceeding $120,000 would be paid pursuant to Overseas' Coordinating Benefit Plan.
(3) For 1996, no more than $150,000 (which is adjusted from time to time by the Internal Revenue Service) of cash compensation could be taken into account in calculating benefits payable under OPCC Retirement Plan.
(4) Participants who elect payment forms with survivor options will receive lesser monthly amounts than those shown in the above table.

  The compensation covered by the Plans whose benefits are summarized in the table above includes salary plus bonus. The Covered Compensation for each participant in the Plans is the average Covered Compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

  Estimated or actual credited years of service under the Plans to the Named Executive Officers were as follows: Barone -- 22 years, Butler -- 30 years and Schmidt -- 28 years.

  The Plans permit participants with 25 or more years of benefit service to retire as early as age 55 with no or only a limited reduction in the amount of their monthly benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Two members of the Compensation Committee of the Board of Directors of Overseas were officers of Overseas prior to 1996. Robert J. Clanin served as Vice President of Overseas from 1990 until 1994, and Edwin H. Reitman served as President and Chief Executive Officer of Overseas from 1991 until 1995.

EXECUTIVE OFFICERS

  Information concerning the executive officers of Overseas is set forth below:

   NAME                                        AGE             OFFICE(S)
   ----                                        ---             ---------
                                                   President and Chief Executive
   Bruce M. Barone............................  48 Officer
   Thomas E. Butler...........................  52 Vice President and Secretary
   Leopold A. Schmidt.........................  53 Vice President and Treasurer

  For biographical information concerning Mr. Barone, see "Election of Directors" at page 2 hereof.

  Mr. Butler serves as Vice President -- Law and Secretary of Overseas. Mr. Butler has served as Vice President of Overseas since June 1990 and Secretary of Overseas since August 1994. Mr. Butler also served as Vice President and Secretary of Overseas Partners Capital Corp. (OPCC), an Overseas subsidiary, since 1995 as well as director. Prior to his Overseas service, Mr. Butler was a member of the UPS Legal Department since before 1990.

  Mr. Schmidt has served as Vice President -- Finance of Overseas since November 1994. He also served as Vice President and director of OPCC since 1994. Prior to Mr. Schmidt's Overseas duties, he was a member of the UPS Financial Planning Department since before 1990.

  The executive officers of Overseas serve at the pleasure of the Board of Directors.

PERFORMANCE GRAPH

  The following graph shows a five year comparison, prepared in accordance with the rules of the SEC, of cumulative total shareowner returns for Overseas, the Standard & Poor's 500 Index (the "S&P 500") and the Standad & Poor's Multi-Line Insurance Companies Index (the "S&P Multi-Line"). The comparison of the cumulative total returns on investment (change in annual stock price plus reinvested dividends) for each of the annual periods assumes that $100 was invested on December 31, 1991 in each of Overseas, the S&P 500 and the S&P Multi-Line.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
                      (OVERSEAS, S&P 500, S&P MULTI-LINE)



                                     LOGO

  Overseas Common Stock is not listed on a securities exchange or traded in the over-the-counter market. The current price of Overseas Common Stock at any time during a year is equal to the book value of Overseas Common Stock on December 31 of the prior year as reported in Overseas' Annual Report to Shareowners. The current price of Overseas Common Stock is announced approximately ten days after the end of the year. Because the date varied during the years listed above, the performance graph assumes that the price was announced on December 31.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMMON RELATIONSHIPS WITH UPS

  Overseas was incorporated under Bermuda law in June 1983 by UPS. On December 31, 1983, prior to commencing operations, Overseas was spun off when UPS paid a special dividend to shareowners of one share of Common Stock for each share of UPS Common Stock then outstanding, resulting in the distribution of approximately 97% of the outstanding Common Stock.

  Overseas was organized to reinsure shippers' risks relating to packages carried by UPS as a common carrier as well as to underwrite life and other property and casualty reinsurance for insureds unaffiliated with UPS. Since commencing operations on January 1, 1984, Overseas' primary reinsurance business has been reinsuring insurance issued by United States-based insurance companies unaffiliated with UPS or Overseas. This reinsurance covers the risks of loss or damage to shippers' packages carried by UPS's subsidiaries and unaffiliated foreign common carriers whose declared value exceeds $100 or equivalent in foreign currency. The reinsurance of excess value insurance does not involve transactions conducted between UPS and Overseas. Various subsidiaries of American International Group, Inc., (an insurance company unaffiliated with Overseas or UPS) insure customer packages in return for premiums paid by the customers. Overseas reinsures the primary insurers, whose premium payments constitute Overseas' largest source of revenues and profits. Reinsurance premiums earned by Overseas for reinsuring these risks from January 1, 1996 to December 31, 1996 were approximately $380 million or over 45% of Overseas' 1996 revenues. Overseas' reinsurance business has also included reinsurance of workers compensation insurance issued by another unaffiliated United States-based insurance company covering risks of a UPS subsidiary in the State of California.

  Mr. Clanin, an Overseas director, is an executive officer and director of UPS and Mr. Pyne, an Overseas director, is an executive officer of UPS. In considering which risks related to UPS's business to reinsure, or which leasing or other arrangements to enter into with UPS, directors and officers of Overseas who are also directors and officers and shareowners of UPS must consider the impact of their business decisions on each of the two companies. Although prevailing market conditions are among the factors considered by them in making such decisions, there can be no assurance that transactions relating to the two companies will be on the most favorable terms that could be obtained by either party in the open market. Overseas does not have any formal conflict resolution procedures. Nevertheless, in connection with the reinsurance by Overseas of risks related to the business of UPS, Overseas believes that the rates charged by the primary insurers reinsured by Overseas are competitive with those charged to shippers utilizing other carriers. Additionally, in connection with major transactions in which UPS and Overseas have been involved, primarily leasing transactions, Overseas has generally obtained fairness or valuation opinions from one or more leading investment banking firms or other organizations with significant expertise in the evaluation of the interests involved.

LEASING TRANSACTIONS

  Overseas business has included leasing certain aircraft and real property to subsidiaries of UPS through Overseas Partners Capital Corp. ("OPCC"). OPCC is a wholly owned subsidiary of Overseas and Overseas has guaranteed OPCC's performance of the leasing arrangements described below. In December 1989, OPCC acquired from UPS the Ramapo Ridge Facility (the "Facility"). Beginning in July 1990, the Facility was leased to UPS for an initial term ending in 2019. UPS uses the Facility as a data processing, telecommunications and operations center. Lease payments have fixed and variable components. The fixed component provides for aggregate lease payments of approximately $212.3 million over the initial term of the lease. The variable component is based on the number of customer accounts maintained by UPS.

  In December 1989, OPCC acquired from UPS for approximately $67.9 million its rights to purchase from the Boeing Company five 757 aircraft which were then being manufactured. The aircraft were delivered to OPCC in 1990 and are leased to UPS for a term ending in 2012. Lease payments have fixed and variable components. The fixed component provides for minimum aggregate lease payments of approximately $376.5 million over the term of the lease. The variable component is based on the number of flight hours recorded for the aircraft. Rentals began in the fourth quarter of 1990.

  OPCC has irrevocably assigned the right to receive the fixed component of rentals on the Boeing 757 aircraft and Facility leases to its subsidiary, OPL Funding Corp. ("OPL Funding"), a Delaware corporation. OPL Funding pledged its interest in these payments to secure bonds issued to finance the acquisition of the leased assets. UPS's obligation to pay the fixed rentals to OPL Funding is absolute and unconditional during the initial term of each lease, and continues after an early lease termination unless UPS pays to OPL Funding an amount sufficient to defease the remaining interest payments on the bonds. In the event that OPCC fails to pay certain income taxes, UPS is obligated to pay additional rentals to provide for such taxes. OPCC is required to reimburse UPS the amount of any such termination or tax payments.

  At the conclusion of each of the leases, UPS may purchase the aircraft and the Facility at fair market value. UPS has an option to purchase the land on which the Facility is located, but not the buildings, from OPCC in 2050 for approximately $63.7 million, subject to certain adjustments for increases in the fair market value of the land. In 1996, OPCC and its subsidiary, OPL Funding, received rental payments of approximately $43.3 million in the aggregate from UPS pursuant to the leases described above.

  Approximately 9.4% of Overseas' operating revenues are derived directly from business with UPS and its subsidiaries, and approximately 90.6% is derived from business with other entities.

  In February 1995 and September 1996 Overseas purchased three million and one million shares of its Common Stock from UPS for $29.6 million and $12 million, respectively. These purchases were effected at the prices at which, at the time of the transaction, UPS had the right to purchase such shares from Overseas shareowners. See "ELECTION OF DIRECTORS -- Stock Ownership of Certain Beneficial Owners and Management."

SECTION 16(A) FILINGS

  Based solely on the review of the forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been received, Overseas believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors recommends, for appointment by the shareowners, Deloitte & Touche, Chartered Accountants, as independent auditors, to audit the consolidated financial statements of Overseas for the year ending December 31, 1997 and to prepare a report on such audit. A representative of Deloitte & Touche will not be present at the annual meeting, but officers of Overseas will be available to respond to appropriate questions by shareowners.

                              VOTING REQUIREMENTS

  Overseas' Bye-laws require that at any Annual Meeting of shareowners, two shareowners present in person and representing in person or by proxy in excess of 50% of the outstanding voting shares of Common Stock will constitute a quorum for the Meeting. The Bye-laws further provide that any question brought before the Meeting will be decided on a simple majority of the votes cast, unless otherwise provided by The Companies Act of 1981 of Bermuda.

  The election of Directors and the appointment of auditors will be decided by a simple majority of 50% plus one of the votes cast. A vote withheld in the election of directors will be counted as a vote against a nominee. An abstention will have no effect on the outcome of the voting.

                                OTHER BUSINESS

  The Board is not aware of any business other than the election of directors and the appointment of auditors to be presented for action at the meeting. However, should any other matter requiring a vote of the shareowners arise, the proxies named in the accompanying proxy or Letter of Instruction, as the case may be, will vote in accordance with their own best judgment.

                             SHAREOWNER PROPOSALS

  In order for proposals of shareowners to be considered for inclusion in the proxy materials for the 1998 Annual Meeting, such proposals must be received by the Secretary of Overseas not later than January 16, 1998.

  A COPY OF THE 1996 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO: THOMAS E. BUTLER, SECRETARY, OVERSEAS PARTNERS LTD., CRAIG APPIN HOUSE, WESLEY STREET, HAMILTON HM GX, BERMUDA.

LOGO
                             OVERSEAS PARTNERS LTD.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             PROXY FOR ANNUAL MEETING OF SHAREOWNERS - MAY 28, 1997
  The undersigned hereby appoints Bruce M. Barone, Robert J. Clanin and Edwin
H. Reitman, or any of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock standing in the name of the undersigned as of March 31, 1997 at the annual meeting of shareowners of OVERSEAS PARTNERS LTD ("Overseas" or the "Company"), to be held at the Hamilton Princess Hotel, Hamilton, Bermuda, on May 28, 1997 at 9:00 A.M., and at any or all adjournments thereof, the undersigned hereby instructs and authorizes said attorneys to vote:
1. ELECTION OF DIRECTORS:
                    FOR ALL NOMINEES LISTED BELOW [_]
                                               WITHHOLD AUTHORITY [_]
                    (except as marked to the contrary below)
                                               to vote for all nominees listed
                                               below
  BRUCE M. BARONE, ROBERT J. CLANIN, JOSEPH M. PYNE, CYRIL E. RANCE, EDWIN H.
                          REITMAN AND WALTER A. SCOTT
INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.
--------------------------------------------------------------------------------
2. FOR [_]  AGAINST [_]  ABSTAIN [_]
                         appointment of Deloitte & Touche, Chartered
                         Accountants, as auditors for Overseas for the year ended December 31, 1997.
3. In their discretion upon such other matters as may properly come before the meeting or any adjournement thereof.

                                             This proxy when properly executed
                                             will be voted in the manner
                                             directed herein by the
                                             undersigned shareowner. If no
                                             direction is made, this proxy
                                             will be voted FOR the Election of
                                             Directors and FOR Proposals 2 and
                                             3.
                                             Dated this      day of
                                                             , 1997.
                                             __________________________________
                                             SIGNATURE (sign exactly as name
                                             appears hereon)
                                             __________________________________
                                             SIGNATURE OF CO-OWNER IF ANY
                                             For joint accounts, all co-owners
                                             must sign. Executors,
                                             administrators, trustees, etc.
                                             should so indicate when signing.

-------------------------------------------------------------------------------




7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
                           s FOLD AND DETACH HERE s
LETTER OF INSTRUCTION TO EXECUTE PROXY FOR ANNUAL MEETING OF SHAREOWNERS - MAY
                                   28, 1997
                            OVERSEAS PARTNERS LTD.
  THIS LETTER OF INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ATTN: MR. THOMAS A. O'CONNELL, VICE PRESIDENT
FIRST UNION NATIONAL
BANK
Corporate Trust
Operations
P.O. Box 41784
Philadelphia, PA
19101-1784
Dear Sir or Madam:
  In connection with the annual meeting of shareowners of OVERSEAS PARTNERS LTD. ("Overseas" or the "Company"), to be held at the Hamilton Princess Hotel, Hamilton, Bermuda, on May 28, 1997 at 9:00 A.M., and at any or all adjournments thereof, you are hereby instructed and directed to deliver a proxy to Bruce M. Barone, Robert J. Clanin and Edwin H. Reitman, or any of them, with power of substitution, instructing and authorizing them to vote all shares which you are holding in custody for the undersigned as of March 31, 1997.
1. ELECTION OF DIRECTORS:
              FOR ALL NOMINEES LISTED BELOW [_]
                               WITHHOLDING AUTHORITY [_]
              (except as marked to the contrary below)
                               to vote for all nominees listed below
  BRUCE M. BARONE, ROBERT J. CLANIN, JOSEPH M. PYNE, CYRIL E. RANCE, EDWIN H.
                          REITMAN AND WALTER A. SCOTT
INSTRUCTION: To withhold authority to vote for any individual nominees, write that nominee's name in the space provided below.

-------------------------------------------------------------------------------
2. FOR [_] AGAINST [_] ABSTAIN [_]
              appointment of Deloitte & Touche, Chartered Accountants, as auditors for Overseas for the year ended December 31, 1997.
3. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.
The shares of Overseas to which this Letter of Instruction relates shall be voted in the manner directed herein by the undersigned when this Letter has been properly executed. If no direction is made, such shares will be voted FOR the Election of Directors and FOR Proposals 2 and 3.
Dated this          day of              , 1997.
______________________
                           ____________________________________________________
SIGNATURE (sign exactly as name appears hereon)
                           SIGNATURE OF CO-OWNER IF ANY
                           For joint accounts, all co-owners must sign.
                           Executors, administrators, trustees, etc. should so indicate when signing.

--------------------------------------------------------------------------------


                                      LOGO

                                                          P.O. Box 41784
                                                    Philadelphia, PA 19101-1784

FIRST UNION NATIONAL BANK

                                                          March 11, 1997

To:Shareowners of Overseas Partners Ltd.
  Whose Shares are Held in Custody by First union National Bank:

  We have been advised that the annual meeting of shareowners of Overseas Partners Ltd. ("Overseas" or the "Company") will be held at the Hamilton Princess Hotel, Hamilton, Bermuda on May 28, 1997 at 9:00 A.M. A copy of the notice of the meeting and proxy statement are enclosed.

  Under the arrangements pursuant to which we hold shares of Overseas in custody, we are to notify you of the time and place of the meeting and offer to furnish you, and furnish if requested, a proxy permitting you to vote at the meeting the number of shares of common stock of Overseas held by us for you as at March 31, 1997. If you want such a proxy, we must receive your request prior to May 21, 1997.

  If you do not request a proxy, you may direct us to vote your stock by dating, signing and returning the enclosed Letter of Instruction in the enclosed addressed envelope, which requires no postage if mailed from within the United States. Your shares will be voted in accordance with your Letter of Instruction if it is received prior to May 21, 1997.

  Shares for which we do not receive a timely request for a proxy or a Letter of Instruction will be voted by us for the election of the directors and to appoint auditors.

                                          Very truly yours,

                                          FIRST UNION NATIONAL BANK